Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BancTec, Inc.

We consent to the use of our report dated April 6, 2010, with respect to the consolidated balance sheet of BancTec, Inc. as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for the year then ended included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
April 6, 2010